EMBARGOED FOR USE BEFORE	Contact:
After 9am (Eastern)	Jack Ross, Chairman / CEO
August 19, 2015	Synergy CHC Corp
Jack@synergychc.com
615-939-9004

Synergy CHC Corp Acquires Anti-Aging Business From Hand MD Corp®

Westbrook, Maine, August 19, 2015 – Synergy CHC Corp (OTCQB: SNYR) a consumer health care company, today announced it has acquired a 50% ownership stake in Hand MD Corp and has secured the global exclusive sales, marketing & distribution rights for all channels for this innovative anti-aging hand care product line up contributed to Hand MD Corp. by Hand MD, LLC.

Under the terms of the agreement, Synergy will pay Hand MD Corp consideration of US$1,500,000 in Synergy CHC stock at $0.70 per share. It will also pay minimum yearly royalty payments in year two of $250,000 and minimum yearly royalty payments of $500,000 in year three. Minimum royalty payments to Hand MD Corp are due quarterly starting in year two.

There are no further minimum commitments due on royalties other than year two and three. Royalty payments are calculated based on 5% of net sales.

“HAND MD, LLC is thrilled to partner with Synergy,” says co-founder Kara Harshbarger. “Thanks to advancements in anti-aging, our face no longer reveals our true age but our hands do. Hand MD is clinically proven to rejuvenate aging hands and through our collaboration with Synergy, we are bringing the ultimate hand solution to the forefront of the marketplace.”

“We are pleased to add another unique offering to our portfolio; it is consistent with the company’s strategy to grow by further acquisition. We are deliberately seeking to generate shareholder value through the addition of products that help improve the lives of customers while leveraging our existing distribution relationships. We will continue to be active on the acquisition trail” said Jack Ross, President and CEO of Synergy.

About Hand MD®

Hand MD is the world’s first anti-aging skincare line formulated specifically for the hands. Hands reveal a woman’s true age and the rejuvenation of the hand has become women’s #1 aging concern. Developed by Kara Harshbarger and renowned celebrity dermatologist Dr. Alex Khadavi, Hand MD’s extensive clinical trials show significant improvement in the appearance of fine lines and wrinkles, skin hydration, hyper-pigmentation and radiance. HAND MD launched on QVC and sold out in an astonishing 5 minutes. www.hand-md.com

About Synergy CHC Corp.

Synergy CHC Corp. is a Consumer Health Care Company that is in the process of building a portfolio of best-in-class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisition. www.synergychc.com

About FOCUSfactor® “Another Synergy Brand”

FOCUSfactor is sold at America’s leading retailers such as Costco, Sam’s Club, Wal-Mart, BJ’s Walgreens and The Vitamin Shoppe. FOCUSfactor, America’s leading brain health supplement, is a nutritional supplement that includes a proprietary blend of brain supporting vitamins, minerals, antioxidants and other nutrients. In December 2012, the United States Patent and Trademark Office issued US Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement. FOCUSfactor is clinically tested with results demonstrating improvements in focus, concentration and memory in healthy adults. www.focusfactor.com

About Neuragen® “Another Synergy Brand”

Neuragen® is a topical product that works directly at the site of the pain as opposed to oral products. Neuragen® reduces the spontaneous firing of damaged peripheral nerves. By calming these firings at the source, Neuragen® is clinically shown to reduce shooting and burning pains quickly and without the side effects of orally taken medications. This is in part due to the small lipophilic molecules found in Neuragen® which rapidly carry the active ingredients through the rough outer layer of the skin to the site of the pain. Neuragen® is available over the counter in most local pharmacies either in the diabetic section or the analgesic (pain) section. For more information, please visit www.neuragen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Synergy’s prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: Synergy’s ability to integrate the Hand MD® product line into its current operations; Synergy’s dependence on third parties for its research and development, manufacturing and distribution functions; Synergy’s’ dependence on its license relationships; the risks and uncertainties associated with Synergy’s ability to manage its limited cash resources; obtaining additional financing to support Synergy’s operations; protecting the intellectual property developed by or licensed to Synergy for Hand MD®; and Synergy’s ability to build its operations to support its business strategy and promote its products. These and other risks are described in greater detail in Synergy’s filings with the SEC, copies of which are available free of charge at the SEC’s website (www.sec.gov) or upon request from Synergy. Synergy may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Synergy assumes no obligation and does not intend to update these forward-looking statements, except as required by law.